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                         SUBSIDIARIES OF THE REGISTRANT



     NAME                               JURISDICTION OF ORGANIZATION
--------------------------              ----------------------------

F5 Networks Australia Pty. Limited      Australia
F5 Networks SARL                        France
F5 Networks GmbH                        Germany
F5 Networks Hong Kong Limited           Hong Kong
F5 Networks Japan K.K.                  Japan
F5 Networks Korea Ltd.                  Korea
F5 Networks Singapore Pte Ltd           Singapore
F5 Networks Limited                     United Kingdom
F5 RO, Inc.                             Washington, U.S.A.
MagniFire Websystems, Inc.              Delaware, U.S.A.